Exhibit 99.2

IMPORTANT NOTICE REGARDING BLACKOUT PERIOD AND
RESTRICTIONS ON YOUR RIGHTS TO TRADE
GREAT PLAINS ENERGY COMMON STOCK AND
MONARCH COMMON STOCK
DURING THE BLACKOUT PERIOD
To:    All Directors and Executive Officers of Great Plains Energy Incorporated

From:	Heather Humphrey, General Counsel
Date:    May 2, 2018
The purpose of this notice is to advise you that, in connection with the anticipated closing of the pending mergers of (a) Great Plains Energy Incorporated (Great Plains Energy) with and into Monarch Energy Holding, Inc. (Monarch) and (b) King Energy, Inc., a wholly owned subsidiary of Monarch, with and into Westar Energy, Inc. (Westar, and such mergers, collectively, the Merger), a limited blackout period will be imposed with respect to your trading of certain shares of Great Plains Energy common stock and Monarch common stock, in accordance with the federal securities laws.
Great Plains Energy has received notice from the administrator of the Great Plains Energy Incorporated 401(k) Savings Plan (the Great Plains Energy Plan) that several days prior to closing of the Merger, (a) the Great Plains Energy common stock investment alternative (the Great Plains Energy Stock Fund) for the Great Plains Energy Plan will close to new investments and (b) there will be a limited blackout period during which transactions in Great Plains Energy common stock held in the Great Plains Energy Plan will not be permitted. The blackout period is expected to commence several days prior to the closing of the Merger, and could last up to 14 days, including a period of time after the closing of the Merger.
Similarly, Westar has advised Great Plains Energy that Westar received notice from the administrator of the Westar Energy, Inc. Employees’ 401(k) Savings Plan (the Westar Plan) that several days prior to closing of the Merger, (a) the Westar Energy Stock Fund (the Westar Stock Fund) investment alternative in the Westar Plan will close to new investments and (b) there will be a limited blackout period during which transactions in the Westar Stock Fund will not be permitted. The blackout period is expected to commence several days prior to the closing of the Merger, and could last up to 14 days, including a period of time after the closing of the Merger. At this time, Great Plains Energy is unable to determine the closing date of the Merger and therefore the exact dates for the blackout period cannot be determined. A follow-up communication will be sent to you as soon as the closing date is identified and the exact dates for the blackout period are known.
Following the closing of the Merger, it is anticipated that (i) the Great Plains Energy Plan will be maintained for Great Plains Energy employees, but the Great Plains Energy Stock Fund investment alternative in the Great Plains Energy Plan will be replaced with a Monarch common stock investment alternative, and (ii) the Westar Plan will be maintained for Westar employees, but the Westar Plan’s Westar Stock Fund investment alternative will be replaced with a Monarch common stock investment alternative. Upon the closing of the Merger, Great Plains Energy employees who currently have investments in Great Plains Energy common stock in the Great Plains Energy Stock Fund and Westar employees who currently have investments in the Westar Stock Fund will each hold shares of Monarch common stock received as consideration in the

Merger. As a result, after the closing of the Merger, the blackout to be imposed will also restrict the trading of Monarch common stock held under the Great Plains Energy Plan and the Westar Plan.

As a director or executive officer of Great Plains Energy, this blackout with respect to the Great Plains Energy Plan has a direct impact on your ability to trade Great Plains Energy common stock. In addition, if you will be a director or executive officer of Monarch following the closing of the Merger, the blackout with respect to the Great Plains Energy Plan and the Westar Plan will further impact your ability to trade Monarch common stock following the closing of the Merger.
Under Securities and Exchange Commission (SEC) rules published pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002, a director or executive officer generally may not exercise stock options or trade employer securities (including derivative securities such as restricted stock units and deferred stock units) that were acquired in connection with his or her service as a director or executive officer during a blackout period applicable to a plan that holds employer securities, even if the options or securities are held outside the plan. Note that this restriction applies to both direct and indirect acquisitions and dispositions of any employer securities in which you have a pecuniary interest, including trades by family members and others closely related to you.
All shares of Great Plains Energy common stock held by you and, if you will be a director or executive officer of Monarch following the closing of the Merger, all shares of Monarch common stock held by you, will be presumed to be acquired in connection with your service as a director or executive officer of the applicable issuer, and, thus, subject to the trading restrictions, unless you can establish by specific identification that the stock was not acquired in connection with your service and this identification is consistent with the treatment of the stock for all other purposes related to the transaction (e.g., for tax purposes). The SEC rules provide a limited number of exemptions from the trading restrictions. Importantly, bona fide gifts are permitted during this time. If you would like more information regarding these exemptions, please contact Leah Huddleston at (816) 556-2158.
Violations of the trading restrictions will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Securities Exchange Act of 1934, including, in some cases, criminal penalties.
Key Dates for Trading Prohibition in Great Plains Energy Incorporated Common Stock:
The blackout period is expected to commence several days prior to the closing of the Merger, and could last up to 14 days. At this time, Great Plains Energy is unable to determine the closing date of the Merger and therefore the exact dates for the blackout period cannot be determined. Great Plains Energy’s General Counsel will notify you when the blackout starts. While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout is needed. Please contact Leah Huddleston at (816) 556-2158 with any questions you may have regarding this notice and to pre-clear any trades in Great Plains Energy common stock or Monarch common stock.

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